Exhibit 99.2

Cash America Announces 2.5 Million Share Repurchase Authorization

FORT WORTH, Texas--(BUSINESS WIRE)--January 24, 2013--Cash America International, Inc. (NYSE: CSH) announced today that its board of directors, at its regularly scheduled meeting, authorized the repurchase of up to 2,500,000 shares of the Company’s outstanding common stock, par value $0.10 per share. The share repurchase authorization does not have an expiration date, and the amount and prices paid for any future share purchases under the new authorization will be based on market conditions and other factors at the time of the purchase. Repurchases under the share repurchase program will be made through open market purchases or private transactions, in accordance with applicable federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. This new authorization cancels and replaces a previous authorization to purchase up to 2,500,000 shares of common stock, under which approximately 40% of the authorized shares had been repurchased as of December 31, 2012.

Repurchased shares will be held as treasury stock for general corporate purposes. As of December 31, 2012, there were approximately 29 million shares of Cash America common stock issued and outstanding; therefore, the new authorization represents approximately 9% of the currently issued and outstanding shares of common stock.

About the Company

As of December 31, 2012, Cash America International, Inc. operated 969 total locations offering specialty financial services to consumers, which included the following:

  831 lending locations in 22 states in the United States primarily under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland;”
  47 pawn lending locations in central and southern Mexico under the name “Cash America casa de empeño” (previously operated under the name “Prenda Fácil”); and
  91 check cashing centers (all of which are unconsolidated franchised check cashing centers) operating in 15 states in the United States under the name “Mr. Payroll.”

Additionally, as of December 31, 2012, the Company offered consumer loans over the Internet to customers:

  in 32 states in the United States at http://www.cashnetusa.com and http://www.netcredit.com;
  in the United Kingdom at http://www.quickquid.co.uk and http://www.poundstopocket.co.uk;
  in Australia at http://www.dollarsdirect.com.au; and
  in Canada at http://www.dollarsdirect.ca.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.poundstopocket.co.uk
http://www.enova.com	http://www.dollarsdirect.com.au
http://www.cashnetusa.com	http://www.dollarsdirect.ca
http://www.netcredit.com	http://www.goldpromise.com
http://www.cashlandloans.com	http://www.mrpayroll.com
http://www.quickquid.co.uk	http://www.primaryinnovations.net

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: changes in domestic and foreign pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company's business or changes in the interpretation or enforcement thereof; the anticipated regulation of consumer financial products and services by the Consumer Financial Protection Bureau; acceptance by consumers, legislators or regulators of the negative characterization by the media and consumer activists with respect to certain of the Company’s loan products; the reorganization of the Company’s Mexico-based pawn operations; the deterioration of the political, regulatory or economic environment in foreign countries where the Company operates or in the future may operate; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; changes in demand for the Company's services and the continued acceptance of the online distribution channel by the Company’s online loan customers; fluctuations in the price of gold or a deterioration in economic conditions; changes in competition; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; interest rate and foreign currency exchange rate fluctuations; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company, its products or its arbitration agreements; changes in the capital markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; security breaches, cyber attacks or fraudulent activity; the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100